Exhibit 99.(a)(1)(I)
PLX Technology, Inc.

Notice to ESOP Participants
of
Opportunity to Elect to Receive a Distribution
or
Tender ESOP Shares Pursuant to the Offer Dated May 22, 2012,
by
Pinewood Acquisition Corp.
a wholly-owned subsidiary of
Integrated Device Technology, Inc.

        Dear ESOP Participant:

The following materials directly affect your interest in the PLX Technology, Inc. Employee Stock Ownership Plan (the “ESOP”) and require your immediate attention.  You are receiving this notice because you previously requested a distribution of your benefit under the ESOP, to be paid in cash or shares of PLX Technology, Inc. (“PLX”) (such shares, the “Shares”), by returning a completed ESOP Distribution Election Form (“Distribution Instruction”) to PLX.  After you submitted your Distribution Instruction, Pinewood Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Integrated Device Technology, Inc., a Delaware corporation (“IDT”) made an offer to exchange each outstanding Share for (i) 0.525 of a share of common stock of IDT and (ii) $3.50 in cash (the “Offer Price”), without interest and less any applicable withholding taxes, on the terms and conditions contained in the Offer (as defined below).  Pursuant to the Offer, as a participant in the ESOP, you may instruct Union Bank N.A. (acting on behalf of U.S. Bank National Association), as trustee for the ESOP (the “Trustee”), to tender or not tender all or a portion of the Shares allocated to your ESOP account (the “Instruction to Tender ESOP Shares”).  However, you may not elect to both receive a distribution of your ESOP benefit and have the Trustee tender your Shares held in the ESOP (although if you elect to take a distribution of your ESOP benefit in Shares, you may subsequently be eligible to tender those Shares pursuant to the Offer as an individual shareholder of PLX).  Accordingly, we are requesting you complete the ESOP Election Form attached hereto as Exhibit 1 (the “Election Form”) and either (i) affirm your original election to take a distribution of your ESOP benefit as set forth on your Distribution Instruction or (ii) withdraw your Distribution Instruction and retain your benefit in the ESOP (which will allow you to tender all or a portion of your ESOP Shares).  The Trustee’s action with respect to the Shares in your ESOP account will depend on the election you make on the Election Form.  If you do not return the Election Form, the Trustee will process your original Distribution Instruction,  you will be paid your ESOP benefit in cash or Shares, and your Instruction to Tender ESOP Shares, if any, will be deemed to be withdrawn.  Accordingly, PLX strongly encourages you to read this notice and carefully consider your response on the Election Form.  If you decide to complete and return the Election Form, you must send it to PLX:

By Mail:	By Overnight Courier:	By Facsimile:	By Email
PLX Technology, Inc. 870 W. Maude Avenue Sunnyvale, CA 94085 Attention: Sheryl Lodolce	PLX Technology, Inc. 870 W. Maude Avenue Sunnyvale, CA 94085 Attention: Sheryl Lodolce	408-328-3588 Attention: Sheryl Lodolce	SLodolce@plxtech.com Attention: Sheryl Lodolce

Delivery of the Election Form to an address or fax number other than as set forth above does not constitute a valid instruction to the Trustee.

YOUR RESPONSE ON THE ELECTION FORM (OR DEEMED RESPONSE) WILL APPLY TO ALL OF THE SHARES ALLOCATED TO YOUR ENTIRE ESOP ACCOUNT–YOU MAY NOT ELECT TO RECEIVE A DISTRIBUTION WITH RESPECT TO A PORTION OF YOUR ESOP ACCOUNT.  YOU MUST COMPLETE AND RETURN THE ELECTION FORM SO THAT IT IS RECEIVED NO LATER THAN SEPTEMBER 6, 2012, AT 5:00 P.M., NEW YORK CITY TIME.  IF YOU DO NOT TIMELY RETURN THE ELECTION FORM, YOUR DISTRIBUTION INSTRUCTION WILL REMAIN IN EFFECT AND YOUR INSTRUCTION TO TENDER ESOP SHARES, IF ANY, WILL BE DEEMED TO BE WITHDRAWN.

The remainder of this notice summarizes your rights and alternatives under the ESOP and the Offer, but prior to making an election you should also review carefully the Prospectus/Offer to Purchase, dated May 22, 2012 (as may from time to time be amended, supplemented or finalized the “Prospectus/Offer to Purchase”), the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively with the Prospectus/Offer to Purchase, constitute the “Offer”), PLX’s Solicitation/Recommendation Statement on Schedule 14D-9, and the Election Form.

BACKGROUND

As detailed in the Offer, Purchaser and IDT have made an offer to exchange each outstanding Share for the Offer Price, without interest and less any applicable withholding taxes, on the terms and conditions contained in the Offer.  The Offer is being made in connection with the Agreement and Plan of Merger among IDT, the Purchaser, Pinewood Merger Sub, LLC (“Merger LLC”) and PLX, dated as of April 30, 2012 (the “Merger Agreement”).  The Merger Agreement provides, among other things, that following completion of the Offer and the satisfaction or, where permissible, the waiver of certain conditions, the Purchaser will be merged with and into PLX (the “Merger”), with PLX surviving the Merger as a wholly-owned subsidiary of IDT.  As of the effective time of the Merger, each outstanding Share (other than Shares beneficially owned directly or indirectly by IDT for its own account, Shares held in treasury by PLX or Shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under applicable law) will be converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes, as described in the Prospectus/Offer to Purchase.

IDT currently anticipates that, immediately after the consummation of the Merger, if certain conditions are met, PLX will merge with Merger LLC, with Merger LLC continuing as the final surviving entity (the “LLC Merger”).  Please refer to the Prospectus/Offer to Purchase for more information about the tax consequences to you of the Offer, the Merger and the LLC Merger. You should consult with your tax advisors for a full understanding of all of the tax consequences to you of the Offer, the Merger and the LLC Merger (if it occurs) and the potential impact on the ESOP.

As a participant in the ESOP who provided PLX with a Distribution Instruction, you are directly affected because the Offer extends to Shares held by the ESOP.  If the Trustee processes your Distribution Instruction, you will not have any Shares in the ESOP and, therefore, if you have filed an Instruction to Tender ESOP Shares, the Trustee will be unable to tender your ESOP Shares.  Accordingly, your Distribution Instruction and any Instruction to Tender ESOP Shares are potentially in conflict.

Therefore, we request that you clarify your instructions with respect to the Shares that are allocated to your ESOP account by completing the attached Election Form.  If you do not timely submit an Election Form, the Trustee will execute your original Distribution Instruction, and your Instruction to Tender ESOP Shares, if any, will be deemed to be withdrawn.  (If you elected to take a distribution of your ESOP benefit in Shares, you may be eligible to tender your Shares outside of the ESOP as an individual shareholder.)

PROCEDURE FOR INSTRUCTING THE TRUSTEE

You must complete and return the attached Election Form so that it is received by 5:00 p.m., New York City time, on September 6, 2012.  If PLX does not receive your Election Form by the deadline, or if your Election Form is not fully and properly completed, your original Distribution Instruction will remain in effect (i.e., the Trustee will distribute the Shares or the sale proceeds of the Shares allocated to your ESOP account in accordance with your original Distribution Instruction) and your Instruction to Tender ESOP Shares (if any) will be deemed to be withdrawn (i.e., the Trustee will not tender the Shares allocated to your ESOP account in the Offer).  This election will not affect your election to tender any Shares held outside the ESOP (see “Individuals Who Own Shares Outside of the ESOP” below).  Your action or inaction with respect to the Election Form will be irrevocable as of the date PLX receives a completed Election Form or, if later, 5:00 p.m. New York City Time, on September 6, 2012.

Before you return the Election Form, you are encouraged to again carefully review the details of the Offer, which are described in the Prospectus/Offer to Purchase.

TIMING OF THE DISTRIBUTION OF YOUR ESOP BENEFIT

If you timely submit the Election Form and confirm your original Distribution Election, your distribution will be processed as soon as administratively feasible following PLX’s receipt of your Election Form.  Therefore, if you want to receive your ESOP Benefit you should return a completed Election Form to PLX as soon as possible.  If you return the Election Form and elect to withdraw your original Distribution Election, your Shares will be tendered (or not) in accordance with your instruction to the Trustee.  If you do not return the Election Form and your Instruction to Tender ESOP Shares is deemed to be withdrawn, your distribution will not be processed until after the September 6, 2012 deadline to return the Election Form.

INDIVIDUALS WHO OWN SHARES OUTSIDE OF THE ESOP

If you own Shares outside of the ESOP, under separate cover you have received a copy of the Prospectus/Offer to Purchase and Letter of Transmittal that can be used to tender the Shares you hold as a shareholder of PLX.  If you have already instructed the Trustee to tender the Shares you own outside of the ESOP, those instructions will remain in effect unless you separately withdraw them before 5:00 p.m., New York City time, on September 6, 2012, unless the Offer is further extended.  In other words, your action or inaction with respect to the Election Form will not effect the tender of any Shares you hold outside of the ESOP.  If you elected to take a distribution of your ESOP benefit in Shares, once the Shares are distributed from the ESOP, you may also be eligible to tender those Shares by filing an amended Letter of Transmittal.

FURTHER INFORMATION

Questions and requests for assistance may be directed to PLX at the address and telephone number set forth above.  Requests for additional copies of the Prospectus/Offer to Purchase, the Letter of Transmittal, and the Election Form may be directed to the Information Agent for the Offer at the telephone number and location listed below, and copies will be furnished promptly at IDT’s expense.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders Call Toll-Free: (877) 456-3463
Banks and Brokers Call Collect: (212) 750-5833

Sincerely,

Sheryl Lodolce

ESOP ELECTION FORM

This ESOP Election Form (the "Election Form") is to be used by ESOP participants who have submitted a Distribution Instruction but who have not yet received a distribution of their ESOP benefit.  Your election below will apply to your entire ESOP benefit.  The Election Form must be received by PLX before 5:00 p.m., New York City time, on September 6, 2012.  Please check only one box below.


I WISH TO CONFIRM MY ORIGINAL DISTRIBUTION INSTRUCTION.  I understand that if I check this box the Shares, and/or the sale proceeds of the Shares, allocated to my ESOP account will be distributed as soon as administratively feasible in accordance with my original Distribution Instruction.  Further, I understand that by making this election, I will not be able to tender my Shares held in the ESOP (although I may be eligible to tender Shares outside the ESOP if I have elected a distribution in Shares) and any Instruction to Tender ESOP Shares will be disregarded and deemed withdrawn.


I WISH TO REVOKE MY DISTRIBUTION INSTRUCTION.  I understand that I am waiving my Distribution Instruction and that my ESOP benefit will remain in my account under the ESOP until such time as I submit a new Distribution Election in accordance with the terms of the ESOP.  Further, I understand that although my Shares will remain in the ESOP, my Shares held in the ESOP will only be tendered to the extent I have provided a valid Instruction to Tender ESOP Shares, in accordance with the terms of the Offer.

As a participant in the ESOP, I acknowledge receipt of this notice, the Election Form and the Offer.  I hereby direct the Trustee of the ESOP to tender or distribute the Shares, and/or the sale proceeds of the Shares, allocated to my ESOP account as indicated above.

I understand that if I do not complete and return the Election Form before 5:00 p.m., New York City time, on September 6, 2012, the Trustee will deem my inaction as an election by me to confirm my original Distribution Election and my ESOP benefit will be distributed.  Further, I understand that an completed Instruction to Tender ESOP Shares will be deemed withdrawn as of 5:00 p.m., New York City time, on September 6, 2012.

Signature	Date

IMPORTANT: THIS ELECTION FORM, PROPERLY COMPLETED AND DULY EXECUTED, MUST BE RECEIVED BY PLX NO LATER THAN SEPTEMBER 6, 2012, AT 5:00 P.M., NEW YORK CITY TIME.

PLEASE COMPLETE THE ELECTION FORM AND SEND IT TO PLX:

By Mail:	By Overnight Courier:	By Facsimile:	By Email
PLX Technology, Inc. 870 W. Maude Avenue Sunnyvale, CA 94085 Attention: Sheryl Lodolce	PLX Technology, Inc. 870 W. Maude Avenue Sunnyvale, CA 94085 Attention: Sheryl Lodolce	408-328-3588 Attention: Sheryl Lodolce	SLodolce@plxtech.com Attention: Sheryl Lodolce